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                                                            EXHIBIT 99.4(xii)(A)


                [LOGO OF SAGE LIFE ASSURANCE OF AMERICA, INC.]

                    GUARANTEED MINIMUM INCOME BENEFIT RIDER

General
This Rider is made part of the Contract to which it is attached and is subject to all of the applicable provisions in the Contract. It provides an additional benefit, the "Guaranteed Minimum Income Benefit." This Rider provides that, beginning on the Income Date, income payments will be the greater of income payments as determined in the Contract, or income payments as determined in this Rider.

Definitions

     Highest Anniversary Value: The Highest Anniversary Value is equal to the greatest anniversary value attained from the following: On the Income Date, we will calculate an anniversary value for each Contract Anniversary on or before the Income Date, excluding, however, Contract Anniversaries that come after the Owner attains age 80 or before the Effective Date of this Rider. An anniversary value is equal to the Account Value on a Contract Anniversary, increased by the dollar amount of any purchase payments made since the Contract Anniversary and reduced for any withdrawals (including any associated surrender charge and Market Value Adjustment incurred) taken since that Anniversary. This reduction will be made in proportion to the reduction in the Account Value that results from the withdrawal.

Guaranteed Minimum Income Benefit
If this Rider is in force on the Income Date and all conditions set forth in this Rider are met, we guarantee that, for the same frequency of payment and Income Plan, income payments will be at least as great as the Guaranteed Minimum Income Benefit. For a particular Income Plan and frequency of payment, the Guaranteed Minimum Income Benefit is determined by applying the Highest Anniversary Value to the applicable rate per $1,000 shown in the Income Tables in the Contract Schedule.

This Rider does not restrict or limit the right to receive income payments at times other than those shown in the "Conditions" provision below.

Conditions

     1. The Income Date must be on a Contract Anniversary or the 30 days that follow and must be:

          (a)  at least 7 years after the Effective Date of this Rider; and

          (b)  after the Annuitant has attained age 60;

     2. The Guaranteed Minimum Income Benefit may be used with the following Income Plans in the Contract:

               Income Plan 1. Fixed Life Annuity;

               Income Plan 2. Fixed Life Annuity with 10 or 20 Years Certain; or

               Income Plan 3. Fixed Joint and Last Survivor Annuity

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          You may also elect any other Income Plan we offer on the Income Date for which you and the Annuitant are then eligible and we then make available under this Rider.


Charge for this Rider
The charge for this Rider is calculated as a percentage of the Account Value on the date of deduction. The charge is deducted in proportion to the Sub-Accounts in which you are invested; we deduct it on the Contract Date and monthly thereafter on the day we deduct asset-based charges. We will charge for each Contract Year that the Rider is in effect. The charge for this Rider is shown in the Contract Schedule.

Effective Date
The Effective Date of this Rider is the Contract Date of the Contract to which it is attached.

Contract Continuation Option
If the Contract is being continued by the deceased Owner's spouse pursuant to the Contract Continuation Option, he or she may also elect to continue this Rider by notifying our Customer Service Center within 30 days of the Valuation Date we receive proof of the Owner's death. If elected by the new Owner, this Rider shall continue according to its terms and conditions, subject to our then existing rules on eligibility and the following conditions:

     1. For the purposes of the "Effective Date" provision in this Rider, the Effective Date will be the Valuation Date that the new Owner elects to continue this Rider.

     2. The charge for this Rider will be that then in effect for the new Owner's attained age.

Termination
This Rider will terminate on the date of the first to occur of the following events:

     1.   The Contract is surrendered;

     2. The death of the Owner if the Contract is not continued under the Contact Continuation Option;

     3.   The death of the surviving spouse; and

     4. On or after the Income Date, if an Income Plan not eligible under this Rider is elected or income payments cease for any reason.

You cannot otherwise terminate this Rider.

Terms
All of the terms used in this Rider have the same meanings as in the Contract unless otherwise clearly indicated in this Rider.


                              /s/ Ronald S. Scowby
                             -------------------------------------
                                    Chairman

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